Exhibit (a)(8)

AMENDMENT TO AGREEMENT AND DECLARATION OF TRUST

THE MANAGERS TRUST I

Amendment No. 7 to Agreement and Declaration of Trust

The undersigned, being at least a majority of the Trustees of The Managers Trust I (the “Trust”), a business trust organized under the laws of The Commonwealth of Massachusetts, DO HEREBY AMEND the Trust’s Agreement and Declaration of Trust dated December 18, 1991, as amended to date (the “Declaration of Trust”), as follows:

WHEREAS, Section 5(e), Article III of the Declaration of Trust provides that the Trustees may amend the Declaration of Trust at any time without the authorization of shareholders for the purpose of changing the designation of any Series or Class of Shares upon the execution by a majority of the Trustees of an amendment to the Declaration of Trust; and

WHEREAS, Section 8, Article IX of the Declaration of Trust provides that the Trustees may amend the Declaration of Trust at any time without the authorization of shareholders for the purpose of correcting any inconsistent provision contained in the Declaration of Trust by executing an instrument in writing signed by a majority of the Trustees;

WHEREAS, the Trustees desire to change the designation of the Series currently designated as the “Managers U.S. Stock Market Plus Fund”; and

WHEREAS, the Trustees desire to correct an inconsistency in the Declaration of Trust with respect to the name of the Trust.

NOW, THEREFORE, the Declaration of Trust is hereby amended, effective as of July 31, 2003, as follows:

1. Section 1, Article I of the Declaration of Trust is amended in its entirety to read as follows:

Section 1. This Trust shall be known as “The Managers Trust I,” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

2. Section 6, Article III of the Declaration of Trust is hereby amended by deleting the first and second sentences of such Section and substituting therefore the following:

Without limiting the authority of the Trustees set forth in Section 5 inter alia, to establish and designate any further series or classes or to modify the rights or preferences of any series or class, each of the following series shall be, and is hereby, established and designated: the “Managers First Quadrant Tax-Managed Equity Fund” (formerly the “Managers U.S. Stock Market Plus Fund”).

The foregoing amendment may be signed in counterparts with the same effect as if all signatories had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this instrument as of this 12th day of September, 2003.

/s/ Jack W. Aber	/s/ William E. Chapman, II
Jack W. Aber	William E. Chapman, II

/s/ Sean M. Healey	/s/ Edward J. Kaier
Sean M. Healey	Edward J. Kaier

/s/ Peter M. Lebowitz	/s/ Madeline H. McWhinney
Peter M. Lebowitz	Madeline H. McWhinney

/s/ Steven J. Paggioli	/s/ Eric Rakowski
Steven J. Paggioli	Eric Rakowski

/s/ Thomas R. Schneeweis
Thomas R. Schneeweis